Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information, each dated February 1, 2022, and each included in this Post-Effective Amendment No. 116 to the Registration Statement (Form N-1A, File No. 002-57139) of Deutsche DWS Municipal Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated December 22, 2021, with respect to the financial statements and financial highlights of DWS Short-Term Municipal Bond Fund (one of the funds constituting Deutsche DWS Municipal Trust) included in the Annual Report to Shareholders (Form N-CSR) for the year ended October 31, 2021, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

January 25, 2022